Exhibit 10.1

tERMINATION AND RELEASE AGREEMENT

THIS TERMINATION AND RELEASE AGREEMENT (this “Termination Agreement”) is entered into and made effective as of October __, 2023 (the “Termination Date”), by and among: BioPlus Acquisition Corp., a Cayman Islands exempted company (“Acquiror”); Guardian Merger Subsidiary Corp., a Delaware corporation and a direct wholly owned Subsidiary of Acquiror (“Merger Sub”); Avertix Medical, Inc. (f/k/a Angel Medical Systems, Inc.), a Delaware corporation (the “Company”); and BioPlus Sponsor LLC, a Cayman Islands limited liability company (the “Sponsor”). Acquiror, Merger Sub, the Company and the Sponsor are sometimes referred to herein, individually, as a “Party” and, collectively, as the “Parties”. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the BCA (as defined below)

Recitals

Whereas, the Parties entered into that certain Business Combination Agreement and Plan of Reorganization, dated as of May 2, 2023 (the “BCA”); and

Whereas, the Parties desire to terminate the BCA and all other Transaction Documents in accordance with Section 9.01(a) thereof as more fully set forth herein.

Agreement

Now, Therefore, in consideration of the mutual agreements contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Termination of BCA. Pursuant to and in accordance with 9.01(a) of the BCA, Acquiror and the Company hereby agree by mutual consent to terminate the BCA and, consequently, all other Transaction Documents, effective as of the date hereof. Pursuant to and in accordance with Section 9.02 of the BCA, the BCA and, consequently, all other Transaction Documents, have become void and shall have no effect.

2. Waiver; Release.

(a) Acquiror, Merger Sub and the Sponsor, for themselves, and on behalf of each of their respective affiliates, equity holders, partners, joint venturers, lenders, administrators, representatives, shareholders, parents, subsidiaries, officers, directors, attorneys, agents, employees, legatees, devisees, executors, trustees, beneficiaries, insurers, predecessors, successors, heirs and assigns (the “Acquiror Releasing Parties”), hereby absolutely, forever and fully release and discharge the Company and the Company’s affiliates and respective present and former direct and indirect equity holders, directors, officers, employees, predecessors, partners, stockholders, joint venturers, administrators, representatives, affiliates, attorneys, agents, brokers, insurers, parent entities, subsidiary entities, successors, heirs, and assigns, and each of them (the “Company Released Parties”), from all claims, contentions, rights, debts, liabilities, demands, accounts, reckonings, obligations, duties, promises, costs, expenses (including, without limitation, attorneys’ fees and costs), liens, indemnification rights, damages, losses, actions, and causes of action, of any kind whatsoever, whether due or owing in the past, present or future and whether based upon contract, tort, statute or any other legal or equitable theory of recovery, and whether known or unknown, suspected or unsuspected, asserted or unasserted, fixed or contingent, matured or unmatured, with respect to, pertaining to, based on, arising out of, resulting from, or relating to the BCA, the Transaction Documents, and the Merger, including the events leading to the abandonment of the Merger and the termination of the BCA and the other Transaction Documents (the “Acquiror Released Claims”); provided, however, that this Section 2(a) shall not impact, limit, restrict, or waive any terms, provisions, rights or obligations set forth in this Termination Agreement or the Confidentiality Agreement.

(b) The Company for itself, and on behalf of each of the Company’s affiliates, equity holders, partners, joint venturers, lenders, administrators, representatives, stockholders, parents, subsidiaries, officers, directors, attorneys, agents, employees, legatees, devisees, executors, trustees, beneficiaries, insurers, predecessors, successors, heirs and assigns (the “Company Releasing Parties”), hereby absolutely, forever and fully release and discharge Acquiror, Merger Sub and the Sponsor and their affiliates and each of their respective present and former direct and indirect equity holders, directors, officers, employees, predecessors, partners, stockholders, joint venturers, administrators, representatives, affiliates, attorneys, agents, brokers, insurers, parent entities, subsidiary entities, successors, heirs, and assigns, and each of them (the “Acquiror Released Parties”), from all claims, contentions, rights, debts, liabilities, demands, accounts, reckonings, obligations, duties, promises, costs, expenses (including, without limitation, attorneys’ fees and costs), liens, indemnification rights, damages, losses, actions, and causes of action, of any kind whatsoever, whether due or owing in the past, present or future and whether based upon contract, tort, statute or any other legal or equitable theory of recovery, and whether known or unknown, suspected or unsuspected, asserted or unasserted, fixed or contingent, matured or unmatured, with respect to, pertaining to, based on, arising out of, resulting from, or relating to the BCA, the Transaction Documents, and the Merger, including the events leading to the abandonment of the Merger and the termination of the BCA and the other Transaction Documents (the “Company Released Claims,” and together with the Acquiror Released Claims, the “Released Claims”); provided, however, that this Section 2(b) shall not impact, limit, restrict, or waive any terms, provisions, rights or obligations set forth in this Termination Agreement or the Confidentiality Agreement.

(c) Acquiror, Merger Sub and the Sponsor, on behalf of itself and the Acquiror Releasing Parties, hereby covenants to the Company Released Parties not to directly or indirectly encourage or solicit or voluntarily assist or participate in any way in the filing, reporting or prosecution by Acquiror, Merger Sub, the Sponsor or any of the Acquiror Releasing Parties of a suit, arbitration, mediation, or claim (including a third party or derivative claim) against any of the Company Released Parties relating to any Acquiror Released Claim.

(d) The Company, on behalf of itself and the Company Releasing Parties, hereby covenants to Acquiror Released Parties not to directly or indirectly encourage or solicit or voluntarily assist or participate in any way in the filing, reporting or prosecution by the Company or the Company Releasing Parties of a suit, arbitration, mediation, or claim (including a third party or derivative claim) against any of the Acquiror Released Parties relating to any Company Released Claim.

(e) Each Party acknowledges and understands that there is a risk that subsequent to the execution of this Termination Agreement, such Party may discover, incur or suffer Released Claims that were unknown or unanticipated at the time of the execution of this Termination Agreement, and which, if known on the date of the execution of this Termination Agreement, might have materially affected such Party’s decision to enter into and execute this Termination Agreement. Each Party expressly waives any rights it may have under any statute or common law principle under which a general release does not extend to claims which such Party does not know or suspect to exist in its favor at the time of executing the release. Each Party further agrees that by reason of the releases contained herein, such Party is assuming the risk of such unknown Released Claims and agrees that this Termination Agreement applies thereto.

3. Non-Disparagement. For the consideration described herein, each Party agrees that the other Parties’ goodwill and reputation are assets of great value which were obtained through great costs, time and effort. Therefore, each Party agrees that they shall not in any way, directly or indirectly, disparage, criticize, deride, cast in a negative light, libel or defame any of the other Parties, their owners, directors, officers, affiliates or subsidiaries, their respective business or business practices, services, or employees, nor engage in any activity of any nature which in any way results in any disruption to the routine business of any of the other Parties, or which is damaging to the reputation of any of the other Parties, or which is otherwise detrimental to any of the other Parties’ business activities or relationships. Each Party understands and agrees that non-disparagement is a material term of this Termination Agreement and that any breach of this provision will constitute a material breach of this Termination Agreement.

4. Mutual Representations. Each Party represents and warrants to the other Party that it has complied in all material respects with Section 7.01 of the BCA. Each Party hereby represents and warrants to each other Party that (a) such Party has full corporate power and authority to execute and deliver this Termination Agreement, (b) the execution and delivery of this Termination Agreement, the termination of the BCA and the other Transaction Documents have been duly and validly approved by the board of directors of such Party, (c) no other corporate proceedings on the part of such Party are necessary to approve this Termination Agreement or the termination of the BCA or any other Transaction Document, and (d) this Termination Agreement has been duly and validly executed and delivered by such Party (assuming due authorization, execution and delivery by the other Party) and constitutes a valid and binding obligation of such Party, enforceable against such Party in accordance with its terms (except in all cases as such enforceability may be limited by the Remedies Exceptions).

5. Public Announcements. Acquiror shall issue a Current Report on Form 8-K relating to this Termination Agreement hereto no later than the fourth (4th) Business Day after the date hereof (the “Form 8-K”). Thereafter, and except for (a) such Form 8-K filing, (b) disclosure or communication required by applicable Law or stock exchange rule or (c) in response to any request by any Governmental Authority, no Party shall issue any press release, public statement or public filing with respect to the other Parties, the transactions contemplated by the BCA and/or this Termination Agreement, without the prior written consent of Acquiror, in the case of the Company, or the Company in the case of Acquiror, Merger Sub and the Sponsor. Notwithstanding anything to the contrary in the foregoing, nothing set forth in this Section 5 shall prohibit: (i) Acquiror from making similar disclosures as set forth in the Form 8-K in other future filings, proxy statements or other documents filed with, or disclosed with, the SEC; or (ii) the Company informing the Company’s stockholders of the terms and conditions of this Termination Agreement and otherwise disclose that the BCA has been terminated.

6. Confidential Information. Acquiror and the Sponsor shall promptly return to the Company or destroy all Evaluation Material (as defined in the Confidentiality Agreement) of the Company subject to and in accordance with the terms of the Confidentiality Agreement.

7. Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury; Trust Account Waiver. Section 6.03, Section 10.07, and Section 10.08 of the BCA are hereby incorporated by reference into this Termination Agreement mutatis mutandis.

8. Headings. The headings in this Termination Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Termination Agreement.

9. Entire Agreement. Except for the obligations or provisions of the BCA, in each case, expressly deemed to survive under terms and conditions of this Termination Agreement, this Termination Agreement constitutes the entire agreement of the Parties with respect to the subject matter hereof, and supersedes all other prior agreements and understandings, both written and oral, between the Parties, or any of them, with respect to the subject matter hereof and thereof, including, without limitation, the BCA and the Transaction Documents.

10. Third Party Beneficiaries. Each Party acknowledges and agrees that each of the Company Released Parties and the Aquiror Released Parties (collectively, the “Released Parties”) are express third party beneficiaries of the releases and covenants contained in Section 2 and Section 3 of this Termination Agreement and are entitled to enforce rights under such Sections to the same extent that such Released Parties could enforce such rights if they were a party to this Agreement. Except as provided in the preceding sentence, there are no third party beneficiaries to this Termination Agreement, and this Termination Agreement is not otherwise intended to and shall not otherwise confer upon any Person other than the Parties any rights or remedies hereunder.

11. Severability. If any term or other provision of this Termination Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Termination Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Termination Agreement are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Termination Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Termination Agreement be consummated as originally contemplated to the fullest extent possible.

12. Counterparts. This Termination Agreement may be executed in two or more counterparts, and by different Parties in separate counterparts, with the same effect as if all Parties had signed the same document, but all of which together shall constitute one and the same instrument. Copies of executed counterparts of this Agreement transmitted by electronic transmission (including by email or in .pdf format) or facsimile, as well as electronically or digitally executed counterparts (such as DocuSign) shall have the same legal effect as original signatures and shall be considered original executed counterparts of this Agreement.

13. Amendment. This Termination Agreement may only be amended in writing by the Parties.

Signatures on the Following Page

In Witness Whereof, the Parties have executed this Termination and Release Agreement to be duly executed as of the Termination Date.

ACQUIROR:		MERGER SUB:

BioPlus Acquisition Corp.		Guardian Merger Subsidiary Corp.

By:	/s/ Jonathan Rigby	By:	/s/ Steven Fletcher
Name:	Jonathan Rigby	Name:	Steven Fletcher
Title:	Chairman and Chief Business Officer	Title:	President and Secretary

THE COMPANY:		THE SPONSOR:

Avertix Medical, Inc. f/k/a Angel Medical Systems, Inc.		BioPlus Sponsor LLC

By:	/s/ Timothy P. Moran	By:	/s/ Steven Fletcher
Name:	Timothy P. Moran	Name:	Steven Fletcher
Title:	Chief Executive Officer	Title:	Managing Member